Exhibit 99.1

EARNINGS RELEASE

NORTHWEST PIPE REPORTS RECORD SALES AND

NET INCOME

Portland, Oregon, March 21, 2007... Northwest Pipe Company (NASDAQ: NWPX) today reported the highest annual sales and earnings in its history. Sales for the year ended December 31, 2006 were $346.6 million compared to $329.0 million in 2005. Net income for the year ended December 31, 2006 was $20.0 million, or $2.69 per diluted share, compared to $13.4 million, or $1.90 per diluted share, in 2005.

In the fourth quarter of 2006, sales were a record $97.5 million compared to $77.1 million for the fourth quarter of 2005. Net income for the fourth quarter was $6.0 million, or $0.72 per diluted share, compared to $3.4 million, or $0.48 per diluted share for the fourth quarter last year.

Water Transmission

Sales in the Water Transmission Group for 2006 were $244.8 million compared to $232.1 million for 2005. Gross profit for 2006 was $46.6 million, or 19.0% of sales, compared to $46.8 million, or 20.1% of sales in 2005.

For the fourth quarter, sales were $72.0 million, compared to $54.4 million for the fourth quarter of 2005. Gross profit for the fourth quarter of 2006 was $13.9 million, or 19.3% of sales, compared to $11.3 million, or 20.7% of sales for 2005. Both the sales and gross profit results are new records for this Group.

“The Water Transmission Group continued its growth trend which started in the second quarter of this year. Strong market conditions combined with our leading market share led to increased bookings and ultimately higher production levels through the second half of 2006,” said Brian W. Dunham, president and CEO. “I am pleased with our ability to consistently operate through the second half of the year at higher production levels. Even though we were producing at higher rates, we were still able to increase our backlog slightly to $198 million at year end because of continuing strong market conditions. This is the largest backlog we have ever reported,” said Dunham.

Tubular Products

The Tubular Products Group’s sales were $84.8 million in 2006 compared to $80.7 million for 2005. Gross profit was $8.9 million, or 10.5% of sales, compared to $5.6 million, or 7.0% of sales for 2005.

Sales were $21.0 million in the fourth quarter of 2006 compared to $17.7 million reported for the same period in 2005. Gross profit was $2.1 million in the fourth quarter of 2006 compared to $1.7 million in the fourth quarter of 2005.

“These improved results were expected as we began to see the benefits of redirecting our tubular sales and production efforts from products that compete directly with imports to energy, traffic sign support products and other products with better fundamental opportunities,” noted Dunham. “We are pleased with the results so far and expect continued improvement in this Group in 2007.”

Fabricated Products

Sales in the Fabricated Products Group were $17.0 million compared to $16.2 million for 2005. Gross profit was $1.2 million, or 6.9% of sales, compared to $1.4 million, or 8.6% of sales for 2005.

Sales were $4.5 million in the fourth quarter of 2006, compared to $5.0 million for the fourth quarter of 2005. The gross profit for this Group was $220,000 or 4.9% of sales in the fourth quarter of 2006, compared to $695,000, or 14.0% of sales, for the same period in the prior year. The decrease in sales and gross profit resulted from lower demand for propane tanks, our primary product for this segment. The warmer than normal weather experienced in the fourth quarter by most of the country lowered demand and higher cost steel contributed to the lower gross profit.

“The Fabricated Products Group’s results were disappointing,” said Dunham. “While our propane tank business is about what we had expected, we had hoped to report better results from some of the new products we are working on in this Group. It is taking much longer than we had expected to convert prototypes and trial orders into production orders.”

Our newest initiative for this Group, producing custom fabrication fittings for our Water Transmission Group, is under way. “The results look promising and additional orders are scheduled as we evaluate the long-term opportunity for this initiative,” concluded Dunham.

Follow-On Offering

The Company completed a follow-on offering for 1,955,000 shares in November, 2006. The offering generated net proceeds to the Company of $53.1 million. The majority of this was used to pay off operating leases while the balance reduced the borrowings on the Company’s credit line.

Outlook

Our water transmission bookings in the second half of 2006 were very strong. We continue to track a large number of projects in 2007, and expect the 2007 market to be at least equal to 2006. “We are entering 2007 with a very good backlog. Combined with our expectations for the market, we expect a strong year in 2007 in the Water Transmission Group – both in revenues and gross profit,” said Dunham. “In the near-term, while we expect good first quarter results, they won’t be as robust as the results we are reporting today. We have had significant weather problems during the first quarter, which have primarily affected our Denver Division. Additionally, we lost nearly a full month of production from one of our mills in Denver which has gone through a major maintenance and rebuild project. We expect improving results later in the year assuming the market develops as expected.”

“In the Tubular Products Group we have completed the upgrade to our Atchison plant. This will allow us to provide a broader range of energy products, relieve production bottlenecks and increase total capacity,” stated Dunham. “The traffic sign support market and other product lines are expected to grow steadily in 2007. Overall, we are expecting solid growth out of this Group in revenues and we expect to maintain margins in the low double digit range.”

Our Fabricated Products Group is expected to continue generally at its current level in sales and profitability. “We see limited growth opportunities in the propane tank market and growth in the other fabricated products markets has been much more difficult to achieve than we originally expected. Using this Group to support our Water Transmission Group by providing fabrication capabilities appears to provide the greatest opportunity and best utilization of its welding and fabrication capabilities,” stated Dunham.

Other Matters

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108 (SAB 108), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” The Company adopted SAB 108 as of December 31, 2006 by initially applying the provisions of SAB 108 using the cumulative effect transition method in connection with the finalization of our financial statements for the year ended December 31, 2006.

As a result of adopting SAB 108, total shareholders’ equity as of January 1, 2006, was reduced by $3.4 million. No previously reported earnings were affected. Complete disclosure of the details of this new accounting pronouncement and its effect on the Company will be included in the Company’s Annual Report on Form 10K for the year ended December 31, 2006.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in three business groups. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. Its Fabricated Products Group manufactures propane tanks and other fabricated products. The Company is headquartered in Portland, Oregon and has nine manufacturing facilities across the United States and Mexico.

Forward Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

Conference Call

The Company’s fourth quarter 2006 earnings conference call will be held on Thursday, March 22, 2007, at 8:00 a.m. PT via live internet webcast. The conference broadcast can be accessed at the “Investor Relations” section of the Company’s website located at http://www.nwpipe.com. For those unable to listen to the live broadcast, a replay will be available at the Investor Relations section of the Company’s website (www.nwpipe.com) or by dialing 800-925-5456 approximately one hour after the event.

CONTACT:	Brian Dunham
Chief Executive Officer 503-382-2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended December 31		For the Year Ended December 31
	2006	2005	2006	2005
Net Sales:
Water Transmission	$72,039	$54,359	$244,810	$232,102
Tubular Products	20,991	17,732	84,756	80,664
Fabricated Products	4,469	4,977	17,025	16,240

Net Sales	97,499	77,068	346,591	329,006

Cost of Sales:
Water Transmission	58,152	43,101	198,209	185,343
Tubular Products	18,863	16,056	75,824	75,028
Fabricated Products	4,249	4,282	15,845	14,845

Total Cost of Sales	81,264	63,439	289,878	275,216

Gross Profit:
Water Transmission	13,887	11,258	46,601	46,759
Tubular Products	2,128	1,676	8,932	5,636
Fabricated Products	220	695	1,180	1,395

Gross Profit	16,235	13,629	56,713	53,790
Selling, General and Administrative	7,087	7,152	27,385	26,318
Gain on Sale of Asset	—	—	(7,674)	—

Operating Income	9,148	6,477	37,002	27,472
Interest Expense	1,380	1,884	6,700	7,383

Income Before Income Taxes	7,768	4,593	30,302	20,089
Provision for Income Taxes	1,789	1,202	10,283	6,703

Net Income	$5,979	$3,391	$20,019	$13,386

Basic Earnings per Share	$0.74	$0.50	$2.80	$1.97

Diluted Earnings per Share	$0.72	$0.48	$2.69	$1.90

Shares Used in Per Share Calculation:
Basic	8,035	6,837	7,152	6,781

Diluted	8,349	7,101	7,446	7,063